Exhibit 13(d)

Execution

AMENDMENT TO SUB-ADMINISTRATION AGREEMENT

This Amendment to Sub-Administration Agreement (the “Amendment”) is made as of January 1, 2025, amending the Sub-Administration Agreement dated as of February 26, 2010 (as amended, supplemented, restated or otherwise modified, the “Agreement”) by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and abrdn Inc., a Delaware corporation (the “Administrator”).

WHEREAS, the Sub-Administrator and the Administrator desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.             Amendment to Section 13 (Term, Termination and Amendment) of the Agreement.

(a)	Section 13(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) This Agreement shall become effective on the date of its execution and shall remain in full force and effect for an initial term ending December 31, 2029 (the “Initial Term”) and, in respect of each Fund, shall continue in full force and effect after the Initial Term for successive one (1) year periods (each, a “Renewal Term”), upon review and approval by such Fund’s Board, unless either party terminates this Agreement by written notice to the other party at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.”

(b)	Section 13(c) of the Agreement is hereby deleted in its entirety and replaced with “Reserved.”.

(c)	Section 13(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. If termination of this Agreement by the Administrator during the Initial Term or any Renewal Term is for reasons other than “cause” as defined in the Section 12(b) above or a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to the Fund or Portfolio(s) (or its respective successor), then the applicable Fund or Portfolio(s), as the case may be, shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Sub-Administrator with respect to such Fund or Portfolio(s), as the case may be), and shall reimburse the Sub-Administrator for its costs, expenses and disbursements as provided in the Agreement. For the avoidance of doubt, during the Initial Term or any Renewal Term, no payment will be required pursuant to this paragraph in the event of any transaction such as a merger of a Fund or one or more of its Portfolio(s) into, or the consolidation of a Fund or one or more of its Portfolio(s) with, another entity, or a change in control of the Fund or its adviser that results in a termination of the Agreement, or the sale by a Fund or one or more of its Portfolio(s) of all, or substantially all, of its assets to another entity, or in the event of a liquidation or dissolution of a Fund or one or more of its Portfolio(s) and distribution of such Fund's or Portfolio's assets. Nothing herein shall be deemed to amend or supersede the responsibilities of either abrdn Inc. or State Street Bank and Trust Company as set forth in a certain letter agreement dated December 31, 2009.”

2.             Miscellaneous.

(a)	Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)	One Agreement. Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

(c)	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

(d)	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	VP

STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Managing Director